Exhibit 10.1

CONSULTING AGREEMENT

This consulting agreement (the "Agreement") is effective as of November, 2010 (the "Effective Date"), by and among Alcobra Ltd., an Israeli company, of 65 Rothschild Ave, Tel Aviv, Israel (the "Company") and Adler Consulting LLC, of 98 Farbrook Drive, Short Hills, NJ 07078 (the "Consultant").

WHEREAS The Company is a specialty pharmaceutical company engaged in the development and re-purposing of the cognitive drug Metadoxine;

WHEREAS The Consultant declares that he owns the skills and experience necessary to render the Services (as defined therein); and

WHEREAS The Company wishes to engage the Consultant as an independent contractor to render the Services as will be instructed in advance by the Company, all upon the terms and conditions set forth herein;

NOW, THEREFORE, it is hereby agreed as follows:

1.	Term; Termination. This Agreement shall commence as of the Effective Date and shall continue for a period of twenty four (24) months unless earlier terminated by either party for any reason whatsoever with a thirty (30) days prior written notice (the "Consulting Term"). In addition, each party may terminate this Agreement immediately in case of a breach by the other party of any provision herein which had not been corrected within fourteen (14) days from the date on which the breaching party was notified of said breach.

2.	The Services. During the Consulting Term, Consultant shall provide advice, knowledge and know-how to the Company in assisting the Company with its clinical development planning (the "Services"). Consultant shall be required to provide the Services as agreed between Consultant and the Company, in accordance with Company's needs from time to time. The dates and places to perform the Services shall be coordinated between the Consultant and the Company. The Consultant shall utilize the highest professional skill, diligence, ethics and care to ensure that the Services are performed to the reasonable satisfaction of the Company and to provide the expertise required in connection with such Services. Consultant shall furnish the Company with such reports concerning its activities as the Company may request from time to time.

3.	Consideration. As sole compensation for the Services:

3.1.	Company shall pay Consultant an hourly fee at the rate of US $500 per hour (the "Hourly Fee"). Anything to the contrary above notwithstanding, in the event that the parties will agree, on a case by case basis, that the Services will be provided through Consultant attending conventions, meetings, etc. designated by the Company, Consultant shall be entitled, instead of the Hourly Fee, to a fixed daily fee of US $2,500 (the "Daily Fee"). All amounts paid to Consultant are exclusive of Value Added Tax, which shall be paid to Consultant, if applicable, against provision of a value Added Tax Invoice (the Hourly Fee and the Daily Fee, as applicable, the "Consulting Fee"). Company shall pay Consultant in accordance with this Section 3.1 within ten (10) days after the end of each calendar month for all services performed by Consultant during such month.

3.2.	The Consulting Fee constitutes the full and final consideration for the Services, and Consultant performing the Services, shall not be entitled to any additional consideration, of any form, for the Services, with the exception of reimbursement of reasonable out-of-pocket expenses incurred by Consultant in the performance of the Services ("Expenses") as shall be approved by the Company's Chief Executive Officer in advance in writing. Such expenses shall be invoiced by the Consultant and shall be paid together with the Consulting Fee. By executing this Agreement, Consultant acknowledges and agrees that as a service provider to the Company, it is not entitled to receive from the Company any social benefits (including without limitation, paid vacation days, paid sick leave, severance payments, pension funds, etc.).

3.3.	Consultant shall bear any and all United States taxes imposed on any payments made to Consultant pursuant to this Agreement, including taxes on Consultant's income. Company shall bear any and all Israeli taxes (including, without limitation, value added taxes and sales taxes) imposed in connection with any payments made pursuant to this Agreement. 1.

4.	Confidentiality; Inventions. Consultant agrees to the terms and conditions with respect to Company's confidential information set forth in Exhibit A.

5.	Independent Contractor.

5.1.	Consultant agrees and acknowledges that he is performing the Services hereunder as an independent contractor and that no employer-employee relationship exists or will exist between Consultant and Company.

5.2.	Consultant is estopped from making any claim regarding the existence of employer-employee relations between Consultant and the Company.

6.	Representations by Consultant. Each party represents that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he or it is a party or by which he or it is bound; and (ii) will not result in a breach of any confidentiality undertaking to any third party,

7.	LIMITATION OF LIABILITY: DISCLAIMERS: The parties understand and agree that Consultant makes no express or implied warranties with respect to the Services or any deliverables provided by Consultant, including but not limited to warranties of merchantability, infringement or fitness for a particular purpose or use. In no event shall Consultant be liable for indirect, special, punitive, direct or consequential damages (including, without limitation, lost profits or goodwill or cost of cover) in connection with this Agreement, the Services or any deliverables provided by Consultant, however caused and under any theory of liability, whether or not advised of the possibility of such damages, and notwithstanding any failure of essential purpose of any limited remedy. In no event shall the aggregate liability of Consultant in connection with any and all claims arising out of this Agreement, the Services or any deliverables provided by Consultant exceed the aggregate amount paid by the Company to Consultant pursuant to this Agreement.

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8.	Miscellaneous. This Agreement constitutes the entire understanding between the parties with respect to the matters referred to herein. This Agreement shall be governed by the laws of the State of New York, excluding its conflict of law rules, and the courts of New York, New York, shall have exclusive jurisdiction over the parties. This Agreement may not be assigned by either party. This Agreement may not be amended or modified, except by the written consent of both parties hereto. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement. In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder thereof, and shall in no way affect, impair or invalidate any other covenant, condition or other provision therein contained. All notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given when received by the party to whom notice is required to be given and shall be delivered personally, by registered mail, by fax or by means of electronic communication.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Alcobra Ltd.		Adler Consulting LLC

By:	/s/ Yaron Daniely	By:	/s/ Leonard Adler

Name: Yaron Daniely, PhD MBA		Name: Leonard Adler

Title: CEO		Title: Managing Member, Adler Consulting LLC

Date: January 6, 2011		Date: January 5, 2011

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Exhibit A

To the Personal Consulting Agreement by and between

Alcobra Ltd. and the Consultant whose name is set forth herein

General

1.	Capitalized terms herein shall have the meanings ascribed to them in the Agreement to which this Exhibit is attached (the "Agreement"). For purposes of any undertakings of the Consultant toward the Company, the term Company shall include any subsidiary, parent company and affiliate of the Company.. The Consultant's obligations and representations and the Company's rights under this Exhibit shall apply as of the date Consultant began to provide Services to the Company, regardless of the date of execution of the Agreement.

Confidentiality; Proprietary Information

2.	"Proprietary Information" means confidential and proprietary information concerning the business and financial activities of the Company, including patents, patent applications, trademarks, copyrights and other intellectual property, and information relating to the same, technologies and products (actual or planned), inventions, research and development activities, inventions, trade secrets and industrial secrets, and also confidential commercial information such as investments, investors, consultants, customers, suppliers, marketing plans, whether documentary, written, oral or computer generated. Proprietary Information shall also include information of the same nature which the Company may obtain or receive from third parties.

3.	Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that (i) was known to Consultant prior to Consultant's association with the Company; (ii) is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Exhibit by Consultant; (iii) shall have been received by Consultant not under an obligation of confidentiality from a third party, (iv) is independently developed by Consultant without reference to the Proprietary Information;; or (v) reflects information and data generally known in the industries or trades in which the Company and/or Consultant operates.

4.	Consultant recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder.

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5.	Consultant agrees that all Proprietary Information, and patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith are and shall remain at all times the sole property of the Company and its assigns. At all times, both during Consultant's engagement with the Company and after the termination of the engagement between the parties, Consultant will keep confidence all Proprietary Information, and will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing Consultant's duties under the Agreement.

6.	Upon the Company's request and upon termination of Consultant's engagement with the Company, for any reason whatsoever, Consultant will promptly deliver to the Company all documents and materials of any nature containing Proprietary Information, pertaining to Consultant's engagement with the Company, and will not take any documents or materials or copies thereof containing any Proprietary Information.

7.	Consultant's undertakings set forth in Section 1 through Section 6 shall remain in full force and effect after termination of the Agreement or any renewal thereof.

8.	The Consultant agrees and undertakes not to disclose to the Company any confidential information of any third party and, in the framework of its engagement with the Company, not to make any use of any intellectual property rights of any third party.

9.	The Consultant agrees that any work performed by the Consultant with respect to Company's products or potential products, including, without limitation, any improvement and modifications to such products is owned by the Company and the Consultant has no ownership rights with respect thereto and Consultant hereby assigns any such rights (including, without limitation, all patents) it may have to such improvements and modifications to the Company. However, the Company acknowledges and agrees that, notwithstanding the foregoing, the Company has no rights, other than a limited license pursuant to any licensing agreement that Company may enter into with NYU Medical Center, to any ratings scales or training materials with respect to such ratings scales or to any improvements and modifications made to such scales and training materials, even if made while or in connection with providing services to the Company.

Remedies for Breach

10.	Consultant acknowledges that the legal remedies for breach of the provisions of this Exhibit may be found inadequate and therefore agrees that, in addition to all of the remedies available to Company in the event of a breach or a threatened breach of any of such provisions, the Company may also, in addition to any other remedies which may be available under applicable law, obtain temporary, preliminary and permanent injunctions against any and all such actions.

Intent of Parties

11.	Consultant recognizes and agrees: (i) that this Exhibit is necessary and essential to protect the business of the Company and to realize and derive all the benefits, rights and expectations of conducting Company's business; and (ii) that good and valuable consideration exists under the Agreement, for Consultant's agreement to be bound by the provisions of this Exhibit.

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